Exhibit j under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-38550 on Form N-1A of our reports dated July 19, 2005, relating to the financial statements of Cash Trust Series II (comprised of the following funds: Municipal Cash Series II and Treasury Cash Series II), for the year ended May 31, 2005, and to the reference made to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 29, 2005